UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   May 12, 2009

ECO GLOBAL CORPORATION
(Name of small business issuer in it charter)

Nevada	000-52333	20-3955577
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

123 Worthington St. Suite 203 - Spring Valley, CA 91977
(Address of principal executive offices and zip code)

800-743-1824
Issuer's telephone number:

Driver Passport Inc.
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01    Entry into a Material Definitive Agreement
Item 5.03    Amendments to Articles of Incorporation or Bylaws

On January 13, 2009,  Driver Passport, Inc., a North Dakota corporation (the "Company") and its newly formed, wholly owned subsidiary, Eco Global Corporation, a Nevada corporation ("Eco Global"), entered into a Plan and Agreement of Merger (the "Merger Agreement") as previously disclosed on the Company’s Schedule 14C Information Statement filed on January 20, 2009 and February 12, 2009.  Pursuant to the terms and subject to the  conditions  set forth in the Merger Agreement, the Company merged with and into Eco Global (the "Migratory Merger"), with Eco Global continuing as the surviving corporation domesticated in Nevada.  As a result of the Migratory Merger, the Company is now incorporated in Nevada, is authorized to issue 250,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of blank check preferred stock, par value $0.001 per share, and the Company’s name has been changed to “Eco Global Corporation”.  In connection with the Migratory Merger, each share of the Company common stock that was outstanding was converted into one share of common stock of Eco Global.  The Board of Directors and majority of the shareholders of the Company approved the Migratory Merger and the Merger Agreement.

Effective with these actions, the new CUSIP number for our common stock is 27890A103 and the new trading symbol on the OTC Bulletin Board for our common stock is "ECOG". Our common stock will be quoted under the new name and new symbol at market open on May 8, 2009.

Item 9.01    Financial Statements and Exhibits.

(a) Financial statements of business acquired.

Not applicable

(b) Pro forma financial information.

Not applicable.

(c) Shell Company Transactions

Not applicable

(d) Exhibits

Exhibit Number	Description
10.1	Plan and Agreement of Merger of Driver Passport, Inc. and Eco Global Corporation

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECO GLOBAL CORPORATION

Date: May 12, 2009	By:	/s/ Daniel Correa
Name: Daniel Correa
Title: Chief Executive Officer

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